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                                                                    EXHIBIT 10.2


                       NON-EMPLOYEE DIRECTOR COMPENSATION

                  SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
                      (Adopted and effective May 19, 2004)

Each Non-Employee Director shall receive compensation for service on the Board of Directors pursuant to the following terms, as applicable:

- annual cash retainer of $50,000 which amount in lieu of cash may be paid at the election of the Non-Employee Director in shares of the Company's common stock

- additional annual cash retainer of $20,000 for the chairperson of the Audit Committee of the Board of Directors, which amount may be paid at the election of the Non-Employee Director in shares of the Company's common stock, in lieu of cash

- additional annual cash retainer of $10,000 for the chairperson of each Committee of the Board of Directors (which term, as used herein, shall include only committees authorized and established by the full Board of Directors and that operate in accordance with a written charter), other than the Audit Committee, which amount may be paid at the election of the Non-Employee Director in shares of the Company's common stock, in lieu of cash

- fee of $1,500 for each meeting of the Board of Directors attended in excess of six meetings per calendar year, which amount in lieu of cash may be paid at the election of the Non-Employee Director in shares of the Company's common stock

- fee of $1,500 for each meeting of any of the Committees of the Board of Directors (including any subcommittees established by such Committee) attended in excess of six meetings per calendar year, which amount in lieu of cash may be paid at the election of the Non-Employee Director in shares of the Company's common stock

- initial grant of options to purchase the Company's common stock with a Black-Scholes value of $42,000

- initial grant of restricted stock for shares of the Company's common stock with a fair market value of $50,000

- annual grant of restricted stock for shares of the Company's common stock with a fair market value of $50,000

- cash payment of $40,000, which amount in lieu of cash may be paid at the election of the Non-Employee Director in shares of the Company's common stock, payable quarterly with the balance paid upon the consummation of the merger with Cingular

- all or a portion of Non-Employee Director's compensation (other than amounts for expense reimbursement) may be deferred pursuant to the Company's deferral plan for Non-Employee Directors


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-     all equity grants are subject to adoption by the Board of Directors of the amended and restated Equity Program for Non-Employee Directors under the AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan (such action was taken at the September 23, 2003 meeting of the Board of Directors.)

-     Excess Personal Liability insurance (voluntary)


OTHER

-     Company-provided wireless devices and related services

-     Reasonable and customary travel and expense reimbursement


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